Exhibit 99

6/10/2008

Alcoa of Australia Declares Force Majeure

NEW YORK—(BUSINESS WIRE)—As a result of an explosion at Apache Energy’s Varanus Island facility, and the disruption of gas supply to its Western Australia facilities, Alcoa of Australia today notified its customers that it was declaring force majeure under its alumina supply contracts. The extent of impacts upon its customers is yet to be determined. Alcoa of Australia is part of Alcoa World Alumina and Chemicals (AWAC) which is 60-percent owned by Alcoa Inc. (NYSE:AA), and 40-percent owned by Alumina Limited.

On June 3rd at 13:45 Apache reported a pipeline rupture and fire at its Varanus Island gas processing and transportation hub offshore Western Australia. The incident resulted in complete shutdown of Apache’s gas production operations at Varanus Island and a declaration of force majeure by Apache to all customers.

Alcoa of Australia is still receiving gas from its other supplier—North West Shelf Gas. Given the supply disruption, the full extent to which alumina production will be affected is uncertain, but Alcoa is making efforts to minimize the impact on production and its customers.

The financial impact to Alcoa Inc.’s second quarter 2008 is expected to be between $0.02 to $0.03 per share. An additional update on the situation will be made on Alcoa Inc.’s conference call following the reporting of its second quarter 2008 results on July 8, 2008.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) Alcoa’s inability to minimize the impact of the disruption of gas supply to its Western Australia facilities on production and its customers; (b) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (c) material adverse changes in the markets served by Alcoa, including the transportation, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from unfavorable currency fluctuations or from increased energy, transportation and raw materials costs or other cost inflation; and (d) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other reports filed with the Securities and Exchange Commission.